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                                                                  Exhibit 99.1

                                                         CONTACT: JIM KOSOWSKI
                                                                  304-234-2440

                                               RELEASE DATE: DECEMBER 28, 2004



FOR IMMEDIATE RELEASE


     WHEELING-PITTSBURGH STEEL CORPORATION AND SEVERSTAL NORTH AMERICA, INC.
         SIGN NON-BINDING LETTER OF INTENT FOR COKE PLANT JOINT VENTURE

WHEELING, WV, December 28, 2004 - Wheeling-Pittsburgh Steel Corporation and Severstal North America, Inc. on December 23, 2004, signed a non-binding letter of intent to create a joint venture involving Wheeling-Pittsburgh Steel's Coke Plant, located in Follansbee, WV. The letter of intent calls for entering into a definitive joint venture closing on or before March 31, 2005.

         At the closing of a definitive joint venture agreement, Wheeling-Pittsburgh Steel will contribute the assets of its Follansbee Coke Plant to the joint venture and Severstal will contribute most of the capital to rebuild the facility over the next four years. Severstal is expected to commit $140 million to the joint venture over four years, which will be used for such coke plant capital improvements. In addition, Severstal would make a $20 million payment directly to Wheeling-Pittsburgh Steel at the closing of the joint venture. The proposed agreement, after all capital contributions are received from Severstal, would provide Severstal with a 50 percent ownership of the joint venture. At that time each party would take 50 percent of the coke produced by the joint venture.

         The Follansbee Coke Plant is located on the Ohio River and consists of one six-meter battery and three three-meter batteries. Total cokemaking capacity is expected to be in excess of one million tons per year after completion of the capital improvements. The letter of intent also provides for a management agreement to be entered into at the closing of the joint venture, pursuant to which Wheeling-Pittsburgh Steel would continue to operate the facility for the joint venture. The joint venture will produce coke for the benefit of Wheeling-Pittsburgh Steel and Severstal.


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WHEELING-PITTSBURGH STEEL AND SEVERSTAL NORTH AMERICA
SIGN LETTER OF INTENT
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         "This agreement is good for Wheeling-Pittsburgh Steel, the State of
West Virginia and the domestic steel industry," said James G. Bradley, Chairman, President and CEO of Wheeling-Pittsburgh Steel. "It would ensure a significant investment in West Virginia and in domestic cokemaking."

         Bradley added, "The coke market has been highly volatile. This transaction minimizes our risk while assuring an adequate coke supply for our remaining blast furnace and freeing up capital for potential future value-added downstream investments."

         Severstal North America, Inc. is an integrated flat rolled sheet steel producer that primarily serves the automotive, converter and service center markets in North America. Its manufacturing facilities and corporate offices are located in Dearborn, MI with approximately 2,200 employees. Severstal North America, Inc. is a wholly owned subsidiary of OAO Severstal, the second largest steel producer in Russia. In January 2004, OAO Severstal acquired the assets of the former Rouge Industries, Inc., including its primary subsidiary Rouge Steel Company.

         Wheeling-Pittsburgh Steel Corporation is a metal products company with approximately 3,100 employees. It has facilities in Steubenville, Mingo Junction, Yorkville and Martins Ferry, OH; Beech Bottom and Follansbee, WV; and Allenport, PA.

         Statements in this release that express a belief, expectation or intention, as well as those which are not historical fact, are forward looking. They involve a number of risks and uncertainties, which may cause actual results to differ materially from such forward-looking statements. For more information about these risks and uncertainties, please refer to Wheeling-Pittsburgh, Corporation's annual report on Form 10-K for the period ending December 31, 2003, and other filings, with the Securities and Exchange Commission.

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